Exhibit 2.2
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                                ESCROW AGREEMENT

     ESCROW AGREEMENT ("Agreement") dated as of October 31, 2002 among Medical Staffing Network, Inc., a Delaware corporation with Federal Taxpayer Id. No. 59-3489868 ("Buyer"), Health Search International, Inc., a Maryland corporation with Federal Taxpayer Id. No. 52-1764754 ("HSI"), Clinical Resource Services, Inc., a Maryland corporation with Federal Taxpayer Id. No. 52-1919290 ("CRS," and, together with HSI, "Sellers") and Silver, Freedman & Taff, L.L.P.("Escrow Agent").

                                    Recitals
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     A. All capitalized terms not otherwise defined in this Agreement shall have the meanings given them in the Asset Purchase Agreement (the "Asset Purchase Agreement") dated October 31, 2002 by and among Buyer, Sellers, Stacy Birnbach and Cheryl Rhodes.

     B. Sellers, Buyer and the Shareholders have entered into the Asset Purchase Agreement which provides for the purchase by Buyer from Sellers of certain of the assets used in or relating to the operation of the Business.

     C. Section 4(a)(2) of the Asset Purchase Agreement provides that at the Closing the Buyer shall deliver to the Escrow Agent the sum of $2,063,403 to be held in escrow in accordance with the terms of this Agreement.

     D. Sellers and Buyer desire that the Escrow Agent hold and dispose of the Escrow Fund (as defined in Section 2 below) in accordance with the terms and conditions of this Agreement, and the Escrow Agent is willing to do so.

                                    Agreement
                                    ---------

     1. Appointment of Escrow Agent. The Escrow Agent is hereby constituted and appointed as escrow agent, and hereby accepts its appointment and agrees to act as escrow agent pursuant to the terms and conditions of this Agreement.

     2. Escrow Deposit. Buyer hereby delivers to the Escrow Agent pursuant to
Section 4(a)(2) of the Asset Purchase Agreement the sum of $2,063,403, as the same may be increased pursuant to Section 4(h) of the Asset Purchase Agreement (the "Escrow Deposit"). The Escrow Deposit and any and all interest or other income earned on the Escrow Deposit, less distributions made and other amounts payable under this Agreement are referred to in this Agreement as the "Escrow Fund." The Escrow Fund will be held by the Escrow Agent in a segregated account as set forth in Section 4.3 until disbursed pursuant to the terms of this Agreement. The Escrow Agent acknowledges receipt of the Escrow Deposit in the amount of $2,063,403 and agrees to hold the Escrow Fund in escrow pursuant to the terms of this Agreement.



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     3. Release of Escrow Fund.

     3.1 If at any time from the date of this Agreement up to and including the date which is 12 months after the Closing Date (the "Claims Expiration Date") Buyer concludes that it is entitled to a release of Escrow Funds pursuant to Sections 4(d) or 4(h) of the Asset Purchase Agreement or indemnification under the Asset Purchase Agreement, Buyer shall deliver to the Escrow Agent a written demand (the "Buyer Demand") stating (a) that the Buyer is entitled to all or a portion of the Escrow Fund under Section 4(d) or 4(h) of the Asset Purchase Agreement or in satisfaction of a claim of Buyer for indemnification by Sellers under the applicable Section of the Asset Purchase Agreement, (b) the amount of such claim (the "Claimed Escrow Amount") and (c) that Buyer has contemporaneously delivered to Sellers a copy of the Buyer Demand. If, within 15 business days after Buyer sends a copy of the Buyer Demand to Sellers (the "Dispute Period"), Sellers notify the Escrow Agent in writing that they dispute Buyer's claim for payment (which notice shall specify in reasonable detail Sellers' basis for objection), the Escrow Agent shall promptly (a) forward a copy of Sellers' statement to Buyer and (b) continue to hold the Escrow Fund in escrow until receipt of (i) a joint written instruction (the "Joint Instruction") signed by Buyer and Sellers which sets forth the amount to be disbursed to Buyer in satisfaction of the Buyer Demand or (ii) a certified copy of an arbitrator's determination or a nonappealable final judgment of a court of competent jurisdiction ("Final Judgment") specifying the amount to be disbursed to Buyer in satisfaction of the Buyer Demand. If Sellers do not notify the Escrow Agent within the Dispute Period that they dispute the Buyer Demand for payment, within five business days after expiration of the Dispute Period, Escrow Agent shall disburse to Buyer the amount set forth in the Buyer Demand, but not in excess of the Escrow Fund less amounts due or reserved for taxes under Section 3.5. After any disbursement to Buyer pursuant to (i) an undisputed Buyer Demand, (ii) a Joint Instruction or (iii) a Final Judgment, Escrow Agent shall continue to hold the Escrow Fund in accordance with the terms of this Agreement.

     3.2 If the HSI/CRS Division (as defined below) of Buyer attains earnings before interest, taxes, depreciation and amortization for the 12-month period following the Closing Date ("Post-Closing EBITDA") equal to or greater than AEBITDA (as defined in the Asset Purchase Agreement) for the 12-month period ending June 30, 2002 (the "EBITDA Target"), Sellers shall be entitled to receive an amount equal to (a) the Escrow Fund then held by the Escrow Agent less (b) the aggregate of (i) amounts due or reserved for taxes under Section 3.5 and
(ii) the amount of any Claimed Escrow Amounts from all Buyer Demands delivered to the Escrow Agent on or prior to the Claims Expiration Date that have not been satisfied in full (the "Remaining Claimed Escrow Amounts") (unless such calculation results in a negative number, in which case no part of the Escrow Fund shall be disbursed at that time). If the HSI/CRS Division of Buyer fails to attain the EBITDA Target, Buyer shall be entitled to receive an amount equal to the Escrow Fund then held by the Escrow Agent less (x) amounts due or reserved for taxes under Section 3.5 and (y) the Remaining Claimed Escrow Amounts (unless such calculation results in a negative number, in which case no part of the Escrow Fund shall be disbursed at that time). Post-Closing EBITDA shall be calculated in accordance with procedures set forth on Schedule 4(b) of the Asset Purchase Agreement.

     3.3 Within a 90-day accounting period from the anniversary of the Closing Date, Buyer shall deliver to the Escrow Agent a statement (the "EBITDA Statement") stating (a)


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the calculation of Post-Closing EBITDA, (b) the amount to be released from escrow using the formula described in the preceding subsection, (c) to whom such amount shall be released and (d) that Buyer has contemporaneously delivered to Sellers a copy of the EBITDA Statement. If, within 15 business days after Buyer sends a copy of the EBITDA Statement to Sellers, Sellers notify the Escrow Agent in writing that they dispute the information set forth in the EBITDA Statement (which notice shall specify in reasonable detail Sellers' basis for objection), the Escrow Agent shall promptly (a) forward a copy of Sellers' statement to Buyer and (b) continue to hold the Escrow Fund in escrow until (i) receipt of a Joint Instruction or a Final Judgment specifying the amount to be disbursed and to whom such disbursement shall be made. Upon receipt of a Joint Instruction or Final Judgment, Escrow Agent shall (a) disburse to the amount set forth in the Joint Instruction or Final Judgment to the party specified, but not to exceed the Escrow Fund less any taxes due or reserved under Section 3.5 and (b) if applicable, continue to hold the Remaining Claimed Escrow Amounts until the Escrow Agent receives a Joint Instruction or Final Judgment specifying which party is entitled to the Remaining Claimed Escrow Amounts less taxes due or reserved under Section 3.5. If Sellers do not provide notice to the Escrow Agent within such 15-day period that they dispute the EBITDA Statement, the EBITDA Statement shall be deemed accepted and Escrow Agent shall (a) disburse the amount set forth in the EBITDA Statement to the party specified as entitled to receive such amount but not to exceed the Escrow Fund less any taxes due or reserved under Section 3.5 and (b) if applicable, continue to hold the Remaining Claimed Escrow Amounts until the Escrow Agent receives a Joint Instruction or Final Judgment specifying which party is entitled to the Remaining Claimed Escrow Amounts.

     3.4 For purposes of this Agreement, "HSI/CRS Division" shall mean the Business of Sellers acquired by Buyer pursuant to the Asset Purchase Agreement as the same is operated as a separate division of Buyer.

     3.5 The Escrow Fund shall be treated as a separate tax-paying trust under the name "CRS/HSI Acquisition Trust" for purposes of paying federal and state income taxes on all net income and gains arising from Permissible Investments (as defined below) and the Escrow Agent will file appropriate tax returns following the end of each calendar year and pay the necessary taxes thereon for such year and shall be permitted to withdraw the amount of the related taxes from the Escrow Fund. The Escrow Agent may pay or reserve for taxes on an estimated basis. The payment or reserve for taxes under this Section 3.5 shall have a priority over all other disbursements under this Agreement.

     3.6 Subject to utilization of after-tax earnings on the Escrow Fund to satisfy Claimed Escrow Amounts under Section 3.1 and the provisions of Section 3.7, (i) in the event the Post-Closing EBITDA is equal to or greater than the AEBITDA Target, Sellers shall be entitled to the after-tax earnings on the Escrow Fund and (ii) in the event Post-Closing EBITDA is less that the AEBITDA Target, Buyer shall be entitled to the after-tax earnings on the Escrow Fund.

     3.7 At any time after the date of this Agreement, the Escrow Agent may be advised by Sellers and Buyer to pay all or a portion of the Escrow Fund pursuant to a Joint Instruction or a Final Judgment. Upon receipt of a Joint Instruction or a Final Judgment, the


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Escrow Agent shall pay the Escrow Fund, or a portion thereof, in the manner provided in the Joint Instruction or Final Judgment.

     3.8 The Escrow Agent shall hold the Escrow Fund in accordance with the terms of this Agreement until it (or a portion of it) is required to be disbursed pursuant to this Section. Upon disbursement of the entire Escrow Fund by the Escrow Agent pursuant to this Section, this Escrow Agreement shall terminate.

     4. Duties of Escrow Agent.

     4.1 In General. It is agreed that the duties of the Escrow Agent are only those that are specifically provided in this Agreement, and are purely ministerial in nature. The Escrow Agent shall incur no liability, except for liability arising from the Escrow Agent's willful misconduct or gross negligence, provided the Escrow Agent acts in good faith. The Escrow Agent has no responsibility in respect of the Escrow Fund deposited with it, other than to use due care in holding the Escrow Fund and faithfully to follow the instructions relating to it contained in this Agreement. The Escrow Agent may consult with counsel and shall be fully protected from liability arising from actions taken in good faith in accordance with the advice of counsel.

     4.2 Legal Proceedings; Indemnification. The Escrow Agent shall not be required to institute legal proceedings of any kind. If any action is threatened or instituted against the Escrow Agent, it may interplead the parties to this Escrow Agreement and may deposit the Escrow Fund with the court. In this event, the Escrow Agent shall be relieved of and discharged from all further obligations and liabilities under this Escrow Agreement. Sellers and Buyer jointly and severally agree to indemnify the Escrow Agent from and against all claims, actions, losses, liabilities, damages, deficiencies, costs and expenses (including interest, penalties and reasonable attorneys' fees and disbursements) in acting in accordance with any written instruction from them, individually or collectively.

     4.3 Deposit of Funds. All funds received by Escrow Agent shall be invested or deposited in (i) obligations issued and guaranteed by the United States of America or any agency or instrumentality thereof, (ii) obligations (including certificates of deposit and banker's acceptances) of any domestic commercial banking institution having capital and surplus in excess of $500,000,000 or
(iii) money market accounts of any domestic commercial banking institution having capital and surplus in excess of $500,000,000 (collectively, "Permissible Investments") until they are disbursed in accordance with the terms of this Escrow Agreement. Buyer and Sellers agree that if any early withdrawal penalty or similar fee is assessed based on withdrawals made to disburse all or a portion of the Escrow Fund to Buyer under this Agreement, such penalties and fees shall be borne by Seller.

     4.4 Waiver of Conflict. The parties agree that nothing contained in this Agreement nor Escrow Agent's performance of any duties under this Agreement shall impair or affect Escrow Agent's ability and authority to continue to represent the Sellers and Shareholder in connection with any matter (including, without limitation, any interpleader action arising under this Agreement) whether or not related to the subject matter of this Agreement, nor shall


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Escrow Agent's role create any impropriety or conflict of interest in connection with the representation of Sellers or any Shareholder.

     5. Expenses. The Escrow Agent shall be entitled to be reimbursed for all reasonable expenses, disbursements and advances, including tax return preparation fees and reasonable attorneys' fees incurred or made by the Escrow Agent in connection with the carrying out of its duties under this Agreement. The Escrow Agent's expenses, disbursements and advances shall be paid directly to the Escrow Agent and shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyer.

     6. Cooperation. The parties agree to execute, acknowledge, deliver and file, or cause to be executed, acknowledged, delivered and filed, all further instruments, agreements or documents as may be necessary to consummate the transactions provided for in this Agreement and to do all further acts necessary to carry out the purpose and intent of this Agreement.

     7. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with the waiver or estoppel. No written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of the term or condition for the future or as to any act other than that specifically waived. The waiver by any party of any other party's breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, and the failure of any party to exercise any right or remedy shall not operate or be construed as a waiver or bar to the exercise of such right or remedy upon the occurrence of any subsequent breach. No delay on the part of a party in exercising a right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of a party of a right, power or privilege, or a single or partial exercise of a right, power or privilege, shall preclude further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of this Agreement are cumulative and are not exclusive of the rights or remedies that a party may otherwise have at law or in equity.

     8. Governing Law; Venue and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia without reference to its conflicts of law principles. Venue and jurisdiction of all actions relating to the performance or interpretation of this Agreement may be brought only in the courts of the District of Columbia or in the United States District Court for the District of Columbia. The parties consent to personal jurisdiction in the courts described in this Section for the purpose of all actions, and waive all objections to venue and the right to assert that a court chosen under this Section is improper based on the doctrine of forum non conveniens.

     9. Attorneys' Fees. If litigation is brought concerning this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall upon final judgment and expiration of all appeals immediately pay upon demand all reasonable attorneys' fees and expenses of the prevailing party incurred in trial, bankruptcy and appeal.


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     10. Notices. Notices required or permitted to be given under this Agreement shall be in writing and effective upon delivery in person or by certified mail, return receipt requested, to the parties at the addresses below or to another address as either party shall direct by notice to the other parties as provided in this Section.

     (a)  If to the Buyer, to:

          Medical Staffing Network, Inc.
          901 Yamato Road, Suite 110
          Boca Raton, FL 33431
          Attention:  President

          with a copy to:

          Steel Hector & Davis LLP
          1900 Phillips Point West
          777 South Flagler Drive
          West Palm Beach, FL  33401-6198
          Attention: Kim A. Hines, Esq.

     (b)  If to Sellers, to:

          Stacy Birnbach
          Clinical Resource Services, Inc. &
          Health Search International, Inc.
          6110 Executive Boulevard, Suite 903
          Rockville, MD 20852

                  and

          Cheryl Rhodes
          14021 Welland Terrace
          North Potomac, MD 20878

          with a copy to:

          Silver, Freedman & Taff, L.L.P.
          1700 Wisconsin Avenue, N.W.
          Washington, D.C. 20007
          Attention:  Barry P. Taff, P.C.


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     (c)  If to the Escrow Agent, to:

          Silver, Freedman & Taff, L.L.P.
          1700 Wisconsin Avenue, N.W.
          Washington, D.C. 20007
          Attention:  Barry P. Taff, P.C.

     11. Entire Agreement; Amendment. This Agreement and the Asset Purchase Agreement constitute the entire understanding of the parties with respect to the Escrow Fund and supersede all prior discussions, negotiations, agreements and understandings, whether oral or written, with respect to their subject matter. This Agreement may be modified only by a written instrument properly executed by all of the parties.

     12. Severability. If any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision which comes closest to the intent of the parties.

     13. Successors and Assigns. This Agreement shall be for the benefit of, and shall be binding upon, the parties and their respective heirs, personal representatives, executors, legal representatives, successors and assigns.

     14. Payment of Expenses. Except as otherwise provided in this Agreement, each party shall pay its own legal fees and disbursements and other expenses incurred in connection with this Agreement.

     15. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.


   [Remainder of page intentionally left blank. Next page is signature page.]


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         The parties have executed this Escrow Agreement effective as of the day and year first written above.

                                        BUYER:

                                        MEDICAL STAFFING NETWORK, INC.

                                        By:
                                            ------------------------------
                                        Robert J. Adamson, President


                                        SELLERS:

                                        HEALTH SEARCH INTERNATIONAL, INC.

                                        By:
                                            ------------------------------
                                            Stacy Birnbach, its President


                                        CLINICAL RESOURCE SERVICES, INC.

                                        By:
                                            ------------------------------
                                            Cheryl Rhodes, its President


                                        ESCROW AGENT:

                                        SILVER, FREEDMAN & TAFF, L.L.P.

                                        By:
                                            ------------------------------
                                            Name:
                                            Title:


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